Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Fifth Third Bancorp:

We consent to incorporation by reference in the registration statement on Form S-8 of Fifth Third Bancorp of our report dated April 20, 2004, relating to the statements of net assets available for plan benefits of the Southern Community Bancorp Employees’ Savings and Profit Sharing Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the year ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 11-K of the Southern Community Bancorp Employees’ Savings and Profit Sharing Plan.

/s/ HACKER, JOHNSON & SMITH PA
HACKER, JOHNSON & SMITH PA

Tampa, Florida

March 21, 2005